Exhibit 5.1

Dykema Gossett PLLC 111 E. Kilbourn Ave., Suite 1050 Milwaukee, WI 53202 www.dykema.com

July 31, 2026

YA II PN, Ltd. (“YA”) and any other persons who are from time to time a Buyer under the SPA (as defined below)

Re:	Securities Purchase Agreement, dated as of July 31, 2026 (the “SPA”), by and between Venu Holding Corporation, a Colorado corporation (the “Company”), and YA as Buyer

To the Addressee Set Forth Above:

We have acted as special counsel to: (a) the Company in connection with the Company’s entry into the SPA; and (b) Sunset Ground at Broken Arrow, LLC, a Colorado limited liability company and Sunset at Broken Arrow LLC, a Colorado limited liability company (“each a Pledgor”) in connection with each Pledgor’s entry into the Security Agreement (defined below). The opinions expressed hereby are being provided pursuant to Section 7(b) of the SPA. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the SPA. Each of YA and any other Buyer (as defined in the SPA) is sometimes referred to in this opinion letter as “you”. The Company and each Pledgor are collectively referred to herein as the “Transaction Parties” and are each a “Transaction Party”.

In connection with, and for purposes of, this opinion letter, we have examined, among other things, the following documents (each dated as of the date hereof, unless otherwise specified) (collectively, the “Transaction Documents”):

(a) the SPA;

(b) the Senior Secured Convertible Debenture issued by the Company in favor of YA in the original principal amount of U.S. $25,000,000 (the “Debenture”);

(c) the Common Stock Purchase Warrant to be delivered to YA in accordance with the SPA (the “Warrant”); and

(d) the Pledge and Security Agreement entered into by and among the Pledgors and YA (the “Security Agreement”).

California | Illinois | Michigan | Minnesota | Texas | Washington, D.C. | Wisconsin

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In addition to the Transaction Documents, we have also reviewed the following:

(a) the UCC-1 Financing Statements (the “Financing Statements”) with respect to the Company and each Pledgor, filed or to be filed in the State of Colorado and attached hereto as Exhibit A;

(b) the certificate or articles of formation (or the equivalent thereof), as applicable, and the bylaws or limited liability company agreement (or the equivalent thereof), as applicable, of each of the Transaction Parties, as in effect on the date hereof (collectively, the “Organizational Documents”);

(c) the records provided to us by each of the Transaction Parties of actions by the stockholders, board of directors, managers, members, general partner or other applicable authorizing body of each of the Transaction Parties;

(d) one or more certificates of certain officers or managing members of each of the Company and the Pledgors, dated the date hereof, as to certain facts relating to the Company;

(e) the Registration Statement and Prospectus (each, as defined in the SPA); and

(f) such other documents, instruments, and certificates of company and public officials as we have deemed necessary or appropriate for purposes of this opinion letter.

References in this opinion letter to the “UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction, and references in this opinion letter to a particular state’s UCC mean the Uniform Commercial Code as in effect in such state.

As to certain questions of fact material to our opinions, we have relied upon certificates and statements of officers and other representatives of each of the Transaction Parties and certificates of, and other information provided by, public officials. Further, as to the certain matters of fact material to our opinions, we have relied on the accuracy of the representations and warranties of the Transaction Parties set forth in the Transaction Documents.

In rendering the opinions expressed below we have, with your consent and without investigation, relied upon the following assumptions:

(i) each natural person executing any of the Transaction Documents, or any other document reviewed in connection with this opinion letter, whether in an individual capacity or on behalf of a corporate or another organizational entity, had the requisite legal capacity and competence to execute such documents at the time of the execution thereof;

(ii) all the signatures, including, without limitation, electronic signatures, on each document in connection with which this opinion letter is rendered are genuine;

(iii) each Transaction Party’s Organizational Documents and other constituent documents have been adopted in accordance with all applicable legal requirements;

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(iv) all information required to be disclosed in connection with any consent or approval by the shareholders, board of directors, managers, members, general partner or other applicable authorizing body of any Transaction Party, and all information required to be disclosed in connection with any issue relevant to our opinions, including with respect to the adequacy of disclosures to any investor, has in fact been fully and fairly disclosed to all persons to whom it is required to be disclosed;

(v) all documents submitted to us as originals or duplicate originals are authentic, all documents submitted to us as facsimile, electronic or photostatic copies, whether certified or not, conform to authentic original documents, and the form and content of all Transaction Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion letter from the form and content of such Transaction Documents as executed and delivered;

(vi) all certificates and other statements, documents and records reviewed by us, and all representations, warranties, schedules and exhibits contained in the Transaction Documents, are complete and accurate, and there has been no relevant change or development between the dates of such certificates, statements, documents and records and the date of this opinion letter;

(vii) all parties to the Transaction Documents (a) are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization, (b) are duly qualified to transact business, and are in good standing, as foreign entities in all other jurisdictions where they are conducting their businesses or are otherwise required to be so qualified or in good standing, (c) have full power and authority to execute, deliver, and perform their obligations under such documents, and (d) have duly authorized, executed, and delivered such documents; provided, however, that we make none of the assumptions stated in this paragraph with respect to the Transaction Parties to the extent that we have opined to such matters herein;

(viii) each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms; provided, however, that we do not make the assumption stated in this paragraph with respect to the Transaction Parties to the extent that we have opined to such matters herein;

(ix) that the status of the Transaction Documents as legally valid and binding obligations of each of the Transaction Parties is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, any government, any state, or other political subdivision thereof, any agency, authority, court, or other entity exercising executive, legislative, judicial or administrative powers or functions of or pertaining to government (each of the foregoing being referred to herein as a “Governmental Authority”); provided, however that we do not make the assumption stated in this paragraph with respect to the Transaction Parties to the extent that we have opined to such matters herein;

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(x) each shareholder, member, manager or partner that is not a natural person has duly taken such internal actions (such as board, member, manager or partner approval) as may be necessary to enable such entity to duly act, and each such entity has duly acted (and has duly executed and delivered the consents, certificates and other documents (other than the Transaction Documents) to which such entity is a signatory, in such entity’s capacity as shareholder, member, manager or partner of any Transaction Party in connection with the approval and execution of the Transaction Documents by the Transaction Parties;

(xi) the descriptions of the Article 9 Collateral (as defined below) reasonably describe the property intended to be described as Article 9 Collateral;

(xii) (a) the applicable Transaction Party is the sole owner of the Article 9 Collateral (as defined below) that it purports to encumber in any of the Transaction Documents, (b) such Transaction Party has acquired good and sufficient title to each item of Article 9 Collateral existing on the date hereof and has “rights” in and to such Article 9 Collateral within the meaning of Section 4-9-203 of the Colorado UCC consistent with and sufficient for purposes of the Transaction Documents, (c) the same will be true of each item of Article 9 Collateral arising after the date hereof, and (d) value has been given; and

(xiii) the address of the secured party listed on the Financing Statements is an address from which information concerning the security interest may be obtained, and all information regarding the secured party on the Financing Statements is accurate and complete in all respects.

Based upon the foregoing and subject to the limitations, assumptions, qualifications and exceptions set forth herein, we are of the opinion that:

1. The Company is a corporation, validly existing and in good standing under the laws of the State of Colorado.

2. Each Pledgor is a limited liability company, validly existing and in good standing under the laws of the State of Colorado.

3. Each Transaction Party has the requisite corporate or limited liability company power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder, and all corporation or limited liability company action required to be taken by each Transaction Party to authorize the execution and delivery of each of the Transaction Documents to which it is a party and the performance of its obligations thereunder has been duly and validly taken.

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4. Each Transaction Party has duly executed and delivered each of the Transaction Documents to which it is a party.

5. The execution and delivery by each Transaction Party of the Transaction Documents to which it is a party, and the performance by such Transaction Party of its payment obligations thereunder, (a) do not presently require any approval from or filing with any Governmental Authority under Generally Applicable Law (as defined below) other than (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to release existing liens or to perfect liens created by the Transaction Documents, including, without limitation, the filing of the Financing Statements, and (iii) such as are required in the ordinary course of business of the Transaction Parties or the ownership or operation of their respective properties (b) do not violate (i) any of the existing terms, conditions or provisions of such Transaction Party’s Organizational Documents, or (ii) any existing New York statute or regulation or the Colorado Business Corporation Act (the “CBCA”) or the Colorado Limited Liability Company Act (the “CLLCA”) or, assuming the accuracy of the representations and warranties made by the Buyers in the SPA and the parties’ compliance with their obligations under the SPA, Generally Applicable Law, federal and Colorado and New York securities laws and regulations and the rules and regulations of the Principal Market.

6. Each of the Transaction Documents constitutes the valid and binding obligation of each Transaction Party that is a party thereto, enforceable against such Transaction Party in accordance with its terms.

7. The Conversion Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Debenture will be validly issued, fully paid and nonassessable. The Conversion Shares have been reserved for issuance in accordance with the terms of the Debenture and the SPA.

8. The Warrant Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Warrant will be validly issued, fully paid and nonassessable. The Warrant Shares have been reserved for issuance in accordance with the terms of the Warrant and the SPA.

9. The form of the Security Agreement is sufficient to create in favor of YA a security interest in all rights of each Transaction Party that is a grantor thereunder in those items and types of collateral described in the Security Agreement in which a security interest can be created under Article 9 of the New York UCC (the “Article 9 Collateral”).

10. The filing of the Financing Statement with respect to the Transaction Party named as debtor therein in the Office of the Secretary of State of the State of Colorado (the “Filing Office”) is sufficient to perfect (within the meaning of Article 9 of the Colorado UCC) a security interest in all rights of such Transaction Party in and to the Article 9 Collateral described in such Financing Statement, to the extent that a security interest in the Article 9 Collateral can be perfected under the Colorado UCC by the filing of a financing statement in the Filing Office. Assuming that the Financing Statement has been filed in the Filing Office and has not subsequently been released, terminated or modified, YA’s security interest in such Transaction Party’s rights in and to the Article 9 Collateral described in such Financing Statement has been perfected, to the extent that a security interest in the Article 9 Collateral can be perfected under the Colorado UCC by the filing of a financing statement in the Filing Office.

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11. No intangible or documentary stamp taxes, recording taxes, transfer taxes or similar charges, imposed by any government department or other taxing authority of or in the State of New York, are payable on account of the execution and delivery of the Transaction Documents, or the creation of the indebtedness evidenced by any of the Transaction Documents, other than nominal filing and recording fees.

12. Based solely upon our review of the information regarding the Company provided through the EDGAR System on the U.S. Securities and Exchange Commission’s (“SEC”) website and the Stop Orders page of the SEC’s website (http://www/sec.gov/litigation/stoporders.shtml) on the date hereof, the Registration Statement has become effective under the Securities Act of 1933 Act, as amended (the “1933 Act”), and to our knowledge, no stop order suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Prospectus has been issued under the 1933 Act, no notice of objection of the SEC to the use of such Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the 1933 Act has been received by the Company, and no proceedings for such purposes have been instituted or are threatened by the SEC. The required filings of the Prospectus pursuant to Rule 424(b) promulgated pursuant to the 1933 Act have been made in the manner and within the time period required by Rule 424(b) (without reference to Rule 424(b)(8)).

13. Each of (a) the Registration Statement, as of the time it became effective and (b) the Prospectus, as of its date (in each case other than the financial statements and supporting schedules included therein, as to which no opinion need be rendered), complied as to form in all material respects with the requirements of the 1933 Act and the regulations promulgated thereunder.

The opinions set forth in Paragraphs 1 through 13 above are qualified in their entirety by the following:

A. This opinion letter is limited to the existing laws of the State of New York, the CBCA (without regard to judicial interpretation thereof or rules or regulations promulgated thereunder), the CLLCA (without regarding to judicial interpretation thereof or rules or regulations promulgated thereunder). the Colorado UCC (without regarding to judicial interpretation thereof or rules or regulations promulgated thereunder), and the federal laws of the United States of America. We express no opinion as to legal matters governed by other laws, and we disclaim any opinion as to the application or effect of any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction. For purposes of this opinion letter, “Generally Applicable Law” means any law otherwise included within the scope of this opinion that New York attorney exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Transaction Parties and the Transaction Documents. Our opinions are expressed only with respect to laws and regulations (including laws and regulations requiring any consent, approval, waiver, license or authorization or other action by or filing with any Governmental Authority) known to us that, in our experience, are applicable both to transactions of the type contemplated by the Transaction Documents and to general business organizations that are not engaged in regulated business activities, but without our having made any special investigation concerning any other laws or regulations, and we express no opinion as to the effect of any other laws or regulations. In addition, and without limiting the generality of the foregoing, we express no opinion as to any of the following laws, regulations or other governmental requirements or legal issues: (i) state and federal “blue sky” and securities laws and regulations (except with respect to the 1933 Act, to the extent of our opinion in Paragraphs 12 and 13), including, without limitation, laws and regulations relating to broker-dealer registration and laws and regulations relating to commodity (and other) futures and indices and other similar instruments; (ii) the rules and regulations of the Financial Industry Regulatory Authority, the New York Stock Exchange, or the Federal Reserve Board; (iii) fraudulent transfer and fraudulent conveyance laws and regulations; (iv) tax laws and regulations; (v) laws and regulations of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (vi) the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities, and special political subdivisions and other local or regional Governmental Authorities (whether created or enabled through legislative action at the federal, state, or regional level); (vii) environmental, zoning, land use, condominium, cooperative, subdivision, and other development laws and regulations, and laws and regulations concerning access by the disabled and building codes; (viii) laws and regulations to which any Transaction Party or the transactions contemplated by the Transaction Documents may be subject as a result of YA’s or any Buyer’s legal or regulatory status, any Buyer’s sale or transfer of the Debentures or interests therein, or YA’s or any Buyer’s involvement in the transactions contemplated by the Transaction Documents; (ix) compliance with fiduciary duty requirements; (x) usury laws and regulations; (xi) patent, copyright, trademark, and other intellectual property laws and regulations; (xii) antitrust and unfair competition laws and regulations; (xiii) pension and employee benefit laws and regulations; (xiv) and labor laws and regulations; (xv) health and safety laws and regulations; (xvi) racketeering laws and regulations; (xvii) laws and regulations concerning filing and notice requirements; (xviii) laws and regulations relating to money laundering or terrorism; (xix) laws, regulations and policies concerning national and local emergency; (xx) any healthcare laws and regulations; or (xxi) any judicial or administrative decisions to the extent they deal with any of the foregoing.

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B. The opinions set forth above are each subject to the effect of: (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance, or other similar laws now or hereinafter in effect relating to or affecting the rights or remedies of creditors generally; (ii) general principles of equity including, without limitation, concepts of conscionability, materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law; and (iii) the applicability of other laws concerning the enforceability of certain of the remedial, waiver and other provisions of the Transaction Documents; however, subject to the other limitations set forth in this opinion, it is our opinion that the applicability of such laws referred to in clause (iii) will not render the Transaction Documents invalid as a whole or preclude (a) the judicial enforcement in accordance with applicable law of the obligation of the Company to repay as provided in the Debentures the principal, together with interest thereon (to the extent not deemed a penalty); (b) the acceleration of the obligation of the Company to repay such principal, together with such interest, upon a material default by the Company in the payment of such principal or interest or upon a material default by the Company in any other material provision of the Transaction Documents; and (c) the foreclosure in accordance with applicable law of the lien on and security interest in the Article 9 Collateral created by the Security Agreement upon maturity or upon acceleration pursuant to clause (b) above.

C. We express no opinion as to any agreement, instrument or other document referred to, or incorporated by reference, in any of the Transaction Documents, other than the Transaction Documents listed herein.

D. For the purposes of the opinions set forth in Paragraphs 1 and 2 hereof, we have relied exclusively on Certificates of Good Standing issued by the Secretary of State of the State of Colorado, and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by such certificates.

E. We express no opinion as to any provision of the Transaction Documents purporting to: (i) establish evidentiary standards or to waive notice or other rights or defenses otherwise available at law or in equity, including without limitation, any waiver of the right to trial by jury or the applicable statute of limitations; (ii) grant or establish a power of attorney, irrevocable agency, trust or fiduciary relationship; (iii) authorize the transfer of collateral covered thereby before the occurrence of an event of default thereunder and prior to sale or other disposition of such collateral; (iv) grant any party the right to have a receiver appointed as a matter of right; (v) indemnify any party thereto or any other party from any liability arising out of or in connection with its own actions or omissions including, without limitation, the negligence, recklessness, willful misconduct or unlawful conduct of such party; (vi) restrict access to courts or to legal or equitable rights; (vii) authorize “self-help” remedies other than in accordance with applicable law; (viii) establish a standard of care owed by any party thereto to any other party; (ix) limit subrogation rights or the rights of third parties; (x) negate the effect of delay or omission of enforcement of rights or remedies; (xi) establish prohibitions against the transfer, alienation or hypothecation of property; (xii) require the marshalling of assets or waiver of the same; (xiii) authorize the transfer of assets that by their nature are non-transferable; (xiv) address sales in inverse order of alienation; (xv) allow YA or any Buyer (or any agent of YA or any Buyer) to take possession of any collateral prior to an order of a court of competent jurisdiction, valid foreclosure upon such collateral or full compliance by YA or such Buyer (or such agent) with applicable law; (xvi) require that any subsequent modifications or agreements with respect thereto be in writing; (xvii) establish that other provisions contained therein may not be eliminated by waiver or by conduct constituting estoppel; (xviii) affect the jurisdiction or venue of courts; (xix) establish conclusive presumptions with respect to prerequisites to the exercise of any remedies; (xx) establish standards of commercial reasonableness; (xxi) provide for methods or manners of giving notice or service by methods or manners different than that specified or required by applicable law; (xxii) allow a party to enter upon the property of another party without liability regardless of whether such entry would constitute a breach of the peace; (xxiii) provide that a lien or security interest applies to indebtedness that is not specifically described; (xxiv) require contribution, indemnification or exculpation in contravention of public policy; (xxv) provide that remedies are cumulative; (xxvi) provide that decisions by a party are conclusive; (xxvii) provide that time is of the essence; (xxviii) mandate contribution toward judgments or settlements among various parties; (xxix) provide for forfeitures of amounts deemed to constitute penalties; (xxx) provide for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges, or increased interest rates upon default; (xxxi) award attorneys’ fees and collection costs contrary to law or in amounts adjudicated to be unreasonable; (xxxii) require a party to perform its obligations under, or to cause any other person to perform its obligations under, or stating that any action will be taken as provided with, any other agreement; (xxxiii) provide for the confession of judgment; (xxxiv) relate to the application of insurance proceeds or condemnation awards; (xxxv) authorize the set off and application of any deposits held, or any other indebtedness owing, by YA or any Buyer (or any agent of YA or any Buyer) to or for the account of any Transaction Party; (xxxvi) allow the alteration of any guaranteed obligation, the impairment of any guarantor’s recourse against any primary obligor, or the release of a primary obligor (either directly or by electing a remedy which precludes a proceeding directly against the obligor) in each case without affecting the obligations of the guarantor; or (xxxvii) create a covenant running with the land.

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F. We express no opinion as to any choice of law provisions contained in the Transaction Documents.

G. Our opinions as to the validity, binding effect and enforceability of any Transaction Document do not constitute opinions as to the creation, existence, perfection, effect of perfection, or priority of any lien or security interest purported to be granted thereunder; opinions as to the creation or perfection of any lien or security interest are given, if at all, only to the extent expressly set forth in Paragraphs 9 and 10 and are subject to the assumptions, qualifications and limitations applicable to such opinions set forth in this opinion letter. Without limiting the generality of the foregoing, we express no opinion as to (i) the creation, perfection or enforceability of agricultural liens; (ii) the creation, perfection or enforceability of security interests in (a) property in which it is illegal or violative of governmental rules or regulations to grant a security interest (such as, for example, governmental permits and licenses), (b) general intangibles which terminate or become terminable if a security interest is granted therein, (c) property subject to negative pledge clauses of which you or any Buyer have knowledge, (d) leases, contracts, licenses, permits or other general intangibles or accounts, chattel paper, or promissory notes, the assignment of which or creation of a security interest in which requires the approval of the issuer thereof or the other parties thereto (except to the extent that restrictions on the creation, attachment, perfection or enforcement of a security interest therein are unenforceable under Sections 9-406. 9-407 or 9-408 of any applicable Uniform Commercial Code), (e) interests in or claims under a policy of insurance, vehicles, ships, vessels, barges, boats, railroad cars, locomotives or other rolling stock, aircraft, aircraft engines, propellers and related parts, and other property for which a state or federal statute or treaty (including without limitation any applicable Uniform Commercial Code) provides for registration or certification or specifies a place of filing different from that specified in Section 4-9-501 of the Colorado UCC, (f) tort claims, crops, farm products, equipment used in farming operations and accounts or general intangibles arising from or relating to the sale of farm products by a farmer, timber to be cut, fixtures, as-extracted collateral (including without limitation oil, gas, or other minerals and accounts arising out of the sale at the wellhead or minehead of oil, gas, or other minerals), consumer goods, goods for which a negotiable document of title has been issued, copyrights, patents and trademarks, other intellectual property rights, and rights and licenses thereunder; or (iii) the perfection of any security interest in deposit accounts, money, or letter-of-credit rights.

H. We express no opinion with respect to the enforceability of any security interest in any accounts, chattel paper, documents, instruments or general intangibles with respect to which the account debtor or obligor is the United States of America, any state, county, city, municipality or other governmental body, or any department, agency or instrumentality thereof.

I. We have made no examination of, and express no opinion as to, (i) the title or rights of the Transaction Parties to, and/or in, any property, including without limitation any of the Article 9 Collateral and any other property that any Transaction Party purports to pledge and/or encumber in any of the Transaction Documents, (ii) the descriptions of any of the Article 9 Collateral, and/or (iii) the existence of any liens, charges, security interests or encumbrances on any property.

J. We note that a security interest in “proceeds” (as defined in the UCC) of collateral is governed and restricted by Section 9-315 of the UCC.

K. We express no opinion regarding the enforceability of any provision of the Security Agreement that purports to authorize YA or any Buyer (or any agent of YA or any Buyer) to purchase at a private sale Article 9 Collateral that is not subject to widely distributed standard price quotations or sold on a recognized market.

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L. We express no opinion as to (i) any interest or other compensation paid or to be paid (or commitment to pay any compensation), directly or indirectly, to or for the benefit of the holder of the Debenture or any affiliate thereof, whether by Company or any other person, for the use, forbearance or detention of money, other than as expressly provided for in the Transaction Documents, and (ii) whether any interest or other compensation denominated as a fee, charge or disbursement is in fact a fee, charge or disbursement and not interest or compensation for the use, forbearance or detention of money, and (iii) whether any involuntary prepayment premium, make-whole payment or similar charge constitutes interest or compensation for the use, forbearance or detention of money, nor do we express any opinion as to the effect that the payment of such interest or compensation may have upon any of the opinions expressed herein. Furthermore, in rendering the opinions expressed herein, we have assumed that the First Closing Subscription Amount proceeds are and will be free of any requirement not contained in the Transaction Documents for reserves, restricted accounts or similar restrictions affecting the principal balance for interest calculation purposes.

M. To the extent, if any that any interest sought to be charged or collected under the Transaction Documents is deemed to constitute “interest on interest,” we express no opinion as to the enforceability or collectability thereof. Furthermore, to the extent that the Transaction Documents provide that late charges or default interest are calculated on a base that includes unpaid interest, such late charges or default interest may be characterized as “interest on interest” and be unenforceable or uncollectible.

N. Because applicable usury laws may prohibit charging and receiving, as well as contracting for, interest in excess of applicable legal ceilings, we have assumed that in administering the Transaction Documents YA (and any other each Buyer and any other holder of a Debenture) shall at all times comply strictly with all applicable laws relating to (i) the calculation, charging, taking, receiving and reserving of interest or any other compensation for the use, forbearance or detention of money and with the usury savings provisions in the Transaction Documents, taking into account all amounts that constitute interest or are required to be deducted from the principal amount of the Subscription Amount in order to determine the principal balance thereof for interest calculation purposes, and (ii) the cure of any usury violation.

O. Where statements in this opinion letter are qualified by the term “material” or “material adverse effect”, those statements involve judgments and opinions as to materiality or lack of materiality of any matter to the Transaction Parties or their businesses, prospects, assets or financial condition which are entirely those of the Transaction Parties, and their officers and directors, after having been advised by us as to the legal effect and consequences of such matters.

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P. As used herein, the terms “knowledge” or “best of our knowledge” mean, without investigation, analysis, or review of court or other public records or our files, or inquiry of persons, with respect to our firm, the actual, conscious awareness at the time this opinion letter is delivered of facts by those attorneys in this firm who have been actively involved in rendering legal services to the Transaction Parties in connection with the transactions contemplated by the Transaction Documents. We have made no, and disclaim any obligation to conduct any, independent verification or investigation (and have not caused the review of any court file or indices) of the existence or absence of the various factual matters contained herein, including, without limitation, such factual matters communicated to us by representatives of the Transaction Parties.

This opinion letter is solely for the benefit of the addressees hereof for the purpose served by Section 7(b) of the SPA. This opinion letter may not be relied upon in any manner by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent. Notwithstanding the foregoing, financial institutions that subsequently become Buyers under the SPA in accordance with the provisions thereof may rely on this letter as of the time of its delivery on the date hereof as if this letter were addressed to them. The opinions contained herein are expressly limited to the matters stated in Paragraphs 1 through 13 hereof, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter speaks as of the time of its delivery on the date hereof, and we undertake no, and disclaim any, duty to update or advise you of facts, circumstances, events or changes in the law that may hereafter be brought to our attention even if they may affect or modify the opinions expressed herein.

Respectfully Submitted,

Dykema Gossett PLLC

DYKEMA GOSSETT PLLC

Exhibit A

FINANCING STATEMENTS

[See Attached.]